Exhibit 99.1

Frontdoor Announces Second-Quarter 2020 Revenue Increase of 8 Percent to $417 Million

Customer Retention Stable at 75 Percent

Cash Increased $64 Million to $545 Million

MEMPHIS, TENN. — August 5, 2020 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced second-quarter 2020 results.

Financial Results
	Three Months Ended
	June 30,
$ millions (except as noted)	2020	2019	Change
Revenue	$417	$388	8%
Gross Profit	218	205	6%
Net Income	49	60	(19)%
Diluted Earnings per Share	0.57	0.71	(20)%
Adjusted Net Income(1)	56	62	(9)%
Adjusted Diluted Earnings per Share(1)	0.66	0.73	(10)%
Adjusted EBITDA(1)	100	105	(5)%
Home Service Plans (number in millions)	2.2	2.1	3%

Second-Quarter 2020 Summary

•	Revenue increased eight percent to $417 million

•	Gross profit margin of 52 percent

•	Net income of $49 million

•	Adjusted EBITDA of $100 million

•	Available liquidity increased $57 million to $622 million

•	Adeptly managed challenging external environment; benefitted from resilient business model

•	Increased investment in direct-to-consumer marketing and broadened customer retention initiatives to accelerate long-term growth

•	Progressed objectives of improving the customer experience and building emerging businesses

•	Accelerated Candu on-demand platform through acquisition and expanded trade offering

“In this challenging external environment, our services are more essential than ever as customers spend additional time in their homes,” said Chief Executive Officer Rex Tibbens. “We have a resilient business model that performs well throughout the economic cycle, and our value proposition is enhanced during these extraordinary times. We are also opportunistically investing in the long-term success of the business and remain well positioned to deliver strong future growth as the macroeconomic environment recovers. Finally, I want to thank all of our associates for their incredible agility and teamwork as they manage through a difficult period of working from home during our peak season while continuing to deliver critical home services to our customers.”

“In the second quarter, we delivered solid financial results and improved our liquidity position despite the negative impact on our business from COVID-19,” said Chief Financial Officer Brian Turcotte. “Our customer retention is stable at 75 percent, and demand for our services remains strong. While we are seeing improvement in the real-estate market, our third-quarter outlook reflects a continuation of higher appliance and plumbing service requests as a result of customers sheltering at home as well as incremental marketing investments in our direct-to-consumer business.”

Second-Quarter 2020 Results

Revenue by Major Customer Channel
	Three Months Ended
	June 30,
$ millions	2020	2019	Change
Renewals	$289	$263	10%
Real estate (First-Year)	74	75	(1)%
Direct-to-consumer (First-Year)	51	48	7%
Other	3	2	*

Total	$417	$388	8%

*	not meaningful

Second-quarter 2020 revenue increased eight percent over the prior year period. Renewal revenue increased 10 percent, due to growth in the number of renewed home service plans, driven in part by customer retention improvement initiatives, and improved price realization. First-year real estate revenue declined one percent, reflecting a decline in the number of first-year real estate home service plans, due in part to the adverse impact of COVID-19 on U.S. existing home sales, partly offset by improved price realization. First-year direct-to-consumer revenue increased seven percent, reflecting growth in the number of first-year direct-to-consumer home service plans, mostly driven by increased investments in marketing, as well as improved price realization.

Second-quarter 2020 net income was $49 million, or diluted earnings per share of $0.57. Second-quarter 2020 net income included a $25 million favorable impact from higher revenue conversion(3) that was more than offset by $21 million of higher selling and administrative expenses and a $13 million increase in contract claims costs.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended June 30, 2019	$105
Impact of change in revenue(3)	25
Contract claims costs	(13)
Sales and marketing costs	(14)
Customer service costs	(2)
General and administrative costs	(1)
Other	(1)

Three Months Ended June 30, 2020	$100

Second-quarter 2020 Adjusted EBITDA of $100 million was $5 million lower than the prior year period, as $25 million of higher revenue conversion(3) was more than offset by:

•	$13 million of higher contract claims costs in second-quarter 2020 versus prior year, excluding the impact of claims costs related to the change in revenue;

•	$14 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel;

•	$2 million of higher customer service costs to enhance the customer experience, and

•	$1 million of increased general and administrative costs, primarily investments in technology.

The increase in contract claims costs reflects a higher number of service requests in the appliance and plumbing trades, as well as normal inflation. The higher number of service requests is primarily a result of customers sheltering at home in response to COVID-19. Contract claims costs also reflect a favorable weather impact of approximately $1 million and process improvement benefits.

Cash Flow

	Six Months Ended
	June 30,
$ millions	2020	2019
Net cash provided from (used for):
Operating Activities	$140	$140
Investing Activities	(19)	(12)
Financing Activities	(4)	(4)

Cash increase during the period	$118	$124

For the six months ended June 30, 2020, net cash provided from operating activities was $140 million, similar to the prior year period, as Adjusted EBITDA and working capital remained relatively flat. Working capital was a $46 million source of cash for the six months ended June 30, 2020, similar to the prior year period.

Net cash used for investing activities was $19 million for the six months ended June 30, 2020, compared to $12 million for the prior year period. The increase was primarily driven by an $8 million increase in capital expenditures, mostly to support investments in technology, and a business acquisition to accelerate growth of the Candu on-demand offering.

Net cash used for financing activities was $4 million for the six months ended June 30, 2020, the same as the prior year period, primarily related to required debt payments.

Free Cash Flow was $122 million for the six months ended June 30, 2020, compared to $130 million for the prior year period. The decrease was primarily due to higher capital expenditures.

Cash and marketable securities increased $64 million to $548 million from March 31, 2020 to June 30, 2020, and included restricted net assets of $176 million and Unrestricted Cash of $372 million.

Available liquidity was $622 million at June 30, 2020, consisting of $372 million of Unrestricted Cash and an undrawn revolving credit facility of $250 million.

Third-Quarter 2020 Outlook

•	Revenue is anticipated to range from $430 million to $440 million, compared to $407 million in the prior year period.

•

Adjusted EBITDA(2) is anticipated to range from $90 million to $100 million, compared to $106 million in the prior year period. The Adjusted EBITDA(2) range primarily reflects a continuation of higher appliance and plumbing service requests as a result of customers sheltering at home, incremental investments in direct-to-consumer marketing and a decline in the number of first-year real estate home service plans.

Full-Year 2020 Revenue Outlook

•	Revenue is anticipated to range from $1,450 million to $1,470 million, compared to $1,365 million in the prior year period.

Second-Quarter 2020 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 5, 2020, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2020 and respond to questions from the investment community. To participate on the conference call, interested parties should call 866-270-1533 (or international participants, 412-317-0797). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-344-7529 and enter conference ID 10146249 (international participants: 412-317-0088, conference ID 10146249).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as Candu Home Solutions, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ approximately 60,000 technicians. The company’s flexible home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With nearly 50 years of experience, the company responds to over four million service requests annually. For details, visit http://www.frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies, prospects, and the impact of COVID-19 on Frontdoor’s business. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of our separation from ServiceMaster Global Holdings, Inc. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2019 Annual Report on Form 10-K filed and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking third-quarter 2020 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$417	$388	$711	$658
Cost of services rendered	200	183	347	326

Gross Profit	218	205	364	333
Selling and administrative expenses	125	104	229	193
Depreciation and amortization expense	10	6	18	12
Restructuring charges	1	—	4	—
Spin-off charges	—	—	—	1
Interest expense	14	16	29	31
Interest and net investment loss (income)	3	(2)	1	(3)

Income before Income Taxes	65	81	83	98
Provision for income taxes	17	20	21	25

Net Income	$49	$60	$62	$73

Other Comprehensive Loss, Net of Income Taxes:
Net unrealized loss on derivative instruments	(1)	(7)	(16)	(12)

Total Comprehensive Income	$48	$53	$45	$61

Earnings per Share:
Basic	$0.57	$0.71	$0.73	$0.87

Diluted	$0.57	$0.71	$0.72	$0.87

Weighted-average Common Shares Outstanding:
Basic	85.2	84.6	85.2	84.6
Diluted	85.5	84.8	85.4	84.7

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

($ millions, expect share data)

	As of
	June 30,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$545	$428
Marketable securities	2	7
Receivables, less allowance of $2 in each period	9	11
Prepaid expenses and other assets	20	16

Total Current Assets	577	461

Other Assets:
Property and equipment, net	59	51
Goodwill	502	501
Intangible assets, net	187	191
Operating lease right-of-use assets	14	17
Deferred customer acquisition costs	18	18
Other assets	4	11

Total Assets	$1,361	$1,250

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$74	$48
Accrued liabilities:
Payroll and related expenses	17	17
Home service plan claims	95	66
Interest payable	9	9
Other	41	29
Deferred revenue	173	188
Current portion of long-term debt	7	7

Total Current Liabilities	416	364

Long-Term Debt	971	973
Other Long-Term Liabilities:
Deferred taxes	41	45
Operating lease liabilities	17	20
Other long-term obligations	41	27

Total Other Long-Term Liabilities	99	92

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,425,009 shares issued and outstanding at June 30, 2020 and 85,309,260 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	37	29
Accumulated deficit	(126)	(188)
Accumulated other comprehensive loss	(37)	(21)

Total Deficit	(125)	(179)

Total Liabilities and Shareholders’ Equity	$1,361	$1,250

frontdoor, inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

($ millions)

	Six Months Ended
	June 30,
	2020	2019
Cash and Cash Equivalents at Beginning of Period	$428	$296
Cash Flows from Operating Activities:
Net Income	62	73
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	18	12
Deferred income tax provision	1	1
Stock-based compensation expense	8	4
Restructuring charges	4	—
Payments for restructuring charges	(3)	—
Spin-off charges	—	1
Payments for spin-off charges	—	(1)
Other	4	2
Change in working capital, net of acquisitions:
Receivables	2	3
Prepaid expenses and other current assets	(1)	1
Accounts payable	26	17
Deferred revenue	(15)	(1)
Accrued liabilities	30	16
Current income taxes	4	11

Net Cash Provided from Operating Activities	140	140

Cash Flows from Investing Activities:
Purchases of property and equipment	(18)	(10)
Business acquisitions, net of cash received	(5)	(3)
Purchases of available-for-sale securities	(2)	—
Sales and maturities of available-for-sale securities	7	4
Other investing activities	—	(3)

Net Cash Used for Investing Activities	(19)	(12)

Cash Flows from Financing Activities:
Payments of debt and finance lease obligations	(3)	(4)
Other financing activities	(1)	—

Net Cash Used for Financing Activities	(4)	(4)

Cash Increase During the Period	118	124

Cash and Cash Equivalents at End of Period	$545	$420

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ millions, except per share amounts)	2020	2019	2020	2019
Net Income	$49	$60	$62	$73
Amortization expense	4	1	7	3
Restructuring charges	1	—	4	—
Spin-off charges	—	—	—	1
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	5	—	5	—
Tax impact of adjustments	(2)	—	(4)	(1)

Adjusted Net Income	$56	$62	$74	$78

Adjusted Earnings per Share:
Basic	$0.66	$0.73	$0.87	$0.93
Diluted	$0.66	$0.73	$0.87	$0.92
Weighted-average common shares outstanding:
Basic	85.2	84.6	85.2	84.6
Diluted	85.5	84.8	85.4	84.7

(1)

Other non-operating expenses for the three and six months ended June 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of less than $1 million.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Net Cash Provided from Operating Activities	$80	$88	$140	$140
Property Additions	(11)	(6)	(18)	(10)

Free Cash Flow	$70	$82	$122	$130

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Net Income	$49	$60	$62	$73
Depreciation and amortization expense	10	6	18	12
Restructuring charges	1	—	4	—
Spin-off charges	—	—	—	1
Provision for income taxes	17	20	21	25
Non-cash stock-based compensation expense	5	3	8	4
Interest expense	14	16	29	31
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	5	—	5	—

Adjusted EBITDA	$100	$105	$147	$149

(1)

Other non-operating expenses for the three and six months ended June 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of less than $1 million.

Key Business Metrics

	As of June 30,
	2020	2019
Growth in number of home service plans	3%	4%
Customer retention rate(1)	75%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.